UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Information Statement Pursuant to Rules 13d-1 and 13d-2

Under the Securities Exchange Act of 1934

(Amendment No.    )*

Pinduoduo Inc.

(Name of Issuer)

Class A Ordinary Shares, par value $0.000005 per share

(Title of Class of Securities)

722304102**

(CUSIP Number)

December 31, 2018

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

**	This CUSIP number applies to the Issuer’s American depositary shares, each representing four Class A Ordinary Shares.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 722304102	SCHEDULE 13G	Page 2 of 27 Pages

1	NAME OF REPORTING PERSON SCC GROWTH IV HOLDCO A, LTD. (“SCCG HOLDCO IV-A”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 181,830,600
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 181,830,600
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 181,830,600
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.7%[1]
12	TYPE OF REPORTING PERSON OO

[1]

Based on a total of 2,356,697,680 Class A ordinary shares outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on July 26, 2018.

CUSIP No. 722304102	SCHEDULE 13G	Page 3 of 27 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA GROWTH FUND V, L.P. (“SCCGF V”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 9,590,524
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 9,590,524
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,590,524[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%[2]
12	TYPE OF REPORTING PERSON PN

[1]	Represented by 2,397,631 American Depositary Shares.
[2]

Based on a total of 2,356,697,680 Class A ordinary shares outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on July 26, 2018.

CUSIP No. 722304102	SCHEDULE 13G	Page 4 of 27 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA GROWTH PARTNERS FUND V, L.P. (“SCCGGPF V”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 525,264
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 525,264
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 525,264[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%[2]
12	TYPE OF REPORTING PERSON PN

[1]	Represented by 131,316 American Depositary Shares.
[2]

Based on a total of 2,356,697,680 Class A ordinary shares outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on July 26, 2018.

CUSIP No. 722304102	SCHEDULE 13G	Page 5 of 27 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA GROWTH V PRINCIPALS FUND, L.P. (“SCCGG V PF”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 410,524
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 410,524
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 410,524[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%[2]
12	TYPE OF REPORTING PERSON PN

[1]	Represented by 102,631 American Depositary Shares.
[2]

Based on a total of 2,356,697,680 Class A ordinary shares outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on July 26, 2018.

CUSIP No. 722304102	SCHEDULE 13G	Page 6 of 27 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA GROWTH FUND IV, L.P. (“SCCGF IV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 181,830,600 shares, of which 181,830,600 shares are directly owned by SCCG HOLDCO IV-A. SCCG HOLDCO IV-A is wholly owned by SCCGF IV.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 181,830,600 shares, of which 181,830,600 shares are directly owned by SCCG HOLDCO IV-A. SCCG HOLDCO IV-A is wholly owned by SCCGF IV.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 181,830,600
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.7%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 2,356,697,680 Class A ordinary shares outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on July 26, 2018.

CUSIP No. 722304102	SCHEDULE 13G	Page 7 of 27 Pages

1	NAME OF REPORTING PERSON SC CHINA GROWTH V MANAGEMENT, L.P. (“SCCG V MGMT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

10,526,312 shares, of which 9,590,524 shares are directly owned by SCCGF V, 525,264 shares are directly owned by SCCGGPF V and 410,524 shares are directly owned by SCCGG V PF. The General Partner of each of SCCGF V, SCCGGPF V and SCCGG V PF is SCCG V MGMT.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

10,526,312 shares, of which 9,590,524 shares are directly owned by SCCGF V, 525,264 shares are directly owned by SCCGGPF V and 410,524 shares are directly owned by SCCGG V PF. The General Partner of each of SCCGF V, SCCGGPF V and SCCGG V PF is SCCG V MGMT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,526,312
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 2,356,697,680 Class A ordinary shares outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on July 26, 2018.

CUSIP No. 722304102	SCHEDULE 13G	Page 8 of 27 Pages

1	NAME OF REPORTING PERSON SC CHINA GROWTH IV MANAGEMENT, L.P. (“SCCG IV MGMT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

181,830,600 shares, of which 181,830,600 shares are directly owned by SCCG HOLDCO IV-A. SCCG HOLDCO IV-A is wholly owned by SCCGF IV. The General Partner of SCCGF IV is SCCG IV MGMT.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

181,830,600 shares, of which 181,830,600 shares are directly owned by SCCG HOLDCO IV-A. SCCG HOLDCO IV-A is wholly owned by SCCGF IV. The General Partner of SCCGF IV is SCCG IV MGMT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 181,830,600
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.7%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 2,356,697,680 Class A ordinary shares outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on July 26, 2018.

CUSIP No. 722304102	SCHEDULE 13G	Page 9 of 27 Pages

1	NAME OF REPORTING PERSON SC CHINA HOLDING LIMITED (“SCC HOLD”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

192,356,912 shares, of which 181,830,600 shares are directly owned by SCCG HOLDCO IV-A, 9,590,524 are directly owned by SCCGF V, 525,264 shares are directly owned by SCCGGPF V and 410,524 shares are directly owned by SCCGG V PF. SCCG HOLDCO IV-A is wholly owned by SCCGF IV. The General Partner of each of SCCGF V, SCCGGPF V and SCCGG V PF is SCCG V MGMT. The General Partner of SCCGF IV is SCCG IV MGMT. SCC HOLD is the General Partner of each of SCCG V MGMT and SCCG IV MGMT.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

192,356,912 shares, of which 181,830,600 shares are directly owned by SCCG HOLDCO IV-A, 9,590,524 are directly owned by SCCGF V, 525,264 shares are directly owned by SCCGGPF V and 410,524 shares are directly owned by SCCGG V PF. SCCG HOLDCO IV-A is wholly owned by SCCGF IV. The General Partner of each of SCCGF V, SCCGGPF V and SCCGG V PF is SCCG V MGMT. The General Partner of SCCGF IV is SCCG IV MGMT. SCC HOLD is the General Partner of each of SCCG V MGMT and SCCG IV MGMT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 192,356,912
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.2%[1]
12	TYPE OF REPORTING PERSON OO

[1]

Based on a total of 2,356,697,680 Class A ordinary shares outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on July 26, 2018.

CUSIP No. 722304102	SCHEDULE 13G	Page 10 of 27 Pages

1	NAME OF REPORTING PERSON SNP CHINA ENTERPRISES LIMITED (“SNP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION BRITISH VIRGIN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

192,356,912 shares, of which 181,830,600 shares are directly owned by SCCG HOLDCO IV-A, 9,590,524 are directly owned by SCCGF V, 525,264 shares are directly owned by SCCGGPF V and 410,524 shares are directly owned by SCCGG V PF. SCCG HOLDCO IV-A is wholly owned by SCCGF IV. The General Partner of each of SCCGF V, SCCGGPF V and SCCGG V PF is SCCG V MGMT. The General Partner of SCCGF IV is SCCG IV MGMT. SCC HOLD is the General Partner of each of SCCG V MGMT and SCCG IV MGMT. SNP wholly owns SCC HOLD.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

192,356,912 shares, of which 181,830,600 shares are directly owned by SCCG HOLDCO IV-A, 9,590,524 are directly owned by SCCGF V, 525,264 shares are directly owned by SCCGGPF V and 410,524 shares are directly owned by SCCGG V PF. SCCG HOLDCO IV-A is wholly owned by SCCGF IV. The General Partner of each of SCCGF V, SCCGGPF V and SCCGG V PF is SCCG V MGMT. The General Partner of SCCGF IV is SCCG IV MGMT. SCC HOLD is the General Partner of each of SCCG V MGMT and SCCG IV MGMT. SNP wholly owns SCC HOLD.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 192,356,912
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.2%[1]
12	TYPE OF REPORTING PERSON OO

[1]

Based on a total of 2,356,697,680 Class A ordinary shares outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on July 26, 2018.

CUSIP No. 722304102	SCHEDULE 13G	Page 11 of 27 Pages

1	NAME OF REPORTING PERSON NEIL NANPENG SHEN (“NS”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION HONG KONG SAR
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

192,356,912 shares, of which 181,830,600 shares are directly owned by SCCG HOLDCO IV-A, 9,590,524 are directly owned by SCCGF V, 525,264 shares are directly owned by SCCGGPF V and 410,524 shares are directly owned by SCCGG V PF. SCCG HOLDCO IV-A is wholly owned by SCCGF IV. The General Partner of each of SCCGF V, SCCGGPF V and SCCGG V PF is SCCG V MGMT. The General Partner of SCCGF IV is SCCG IV MGMT. SCC HOLD is the General Partner of each of SCCG V MGMT and SCCG IV MGMT. SNP wholly owns SCC HOLD. NS wholly owns SNP.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

192,356,912 shares, of which 181,830,600 shares are directly owned by SCCG HOLDCO IV-A, 9,590,524 are directly owned by SCCGF V, 525,264 shares are directly owned by SCCGGPF V and 410,524 shares are directly owned by SCCGG V PF. SCCG HOLDCO IV-A is wholly owned by SCCGF IV. The General Partner of each of SCCGF V, SCCGGPF V and SCCGG V PF is SCCG V MGMT. The General Partner of SCCGF IV is SCCG IV MGMT. SCC HOLD is the General Partner of each of SCCG V MGMT and SCCG IV MGMT. SNP wholly owns SCC HOLD. NS wholly owns SNP.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 192,356,912
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.2%[1]
12	TYPE OF REPORTING PERSON IN

[1]

Based on a total of 2,356,697,680 Class A ordinary shares outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on July 26, 2018.

CUSIP No. 722304102	SCHEDULE 13G	Page 12 of 27 Pages

1	NAME OF REPORTING PERSON SC GGFII HOLDCO, LTD. (“SC GGFII HOLD”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 120,782,040
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 120,782,040
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 120,782,040
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.1%[1]
12	TYPE OF REPORTING PERSON OO

[1]

Based on a total of 2,356,697,680 Class A ordinary shares outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on July 26, 2018.

CUSIP No. 722304102	SCHEDULE 13G	Page 13 of 27 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GLOBAL GROWTH FUND III - ENDURANCE PARTNERS, L.P. (“SC GGF III”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 20,616,840
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 20,616,840
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,616,840[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.9%[2]
12	TYPE OF REPORTING PERSON PN

[1]	Represented by 5,154,210 American Depositary Shares.
[2]

Based on a total of 2,356,697,680 Class A ordinary shares outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on July 26, 2018.

CUSIP No. 722304102	SCHEDULE 13G	Page 14 of 27 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GLOBAL GROWTH FUND III - ENDURANCE PARTNERS PRINCIPALS FUND, L.P. (“SC GGPF III”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 435,788
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 435,788
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 435,788[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%[2]
12	TYPE OF REPORTING PERSON PN

[1]	Represented by 108,947 American Depositary Shares.
[2]

Based on a total of 2,356,697,680 Class A ordinary shares outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on July 26, 2018.

CUSIP No. 722304102	SCHEDULE 13G	Page 15 of 27 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GLOBAL GROWTH FUND II, L.P. (“SC GGF II”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 120,782,040 shares, of which 120,782,040 shares are directly owned by SC GGFII HOLD. SC GGFII HOLD is wholly owned by SC GGF II and SC GGPF II.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 120,782,040 shares, of which 120,782,040 shares are directly owned by SC GGFII HOLD. SC GGFII HOLD is wholly owned by SC GGF II and SC GGPF II.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 120,782,040
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.1%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 2,356,697,680 Class A ordinary shares outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on July 26, 2018.

CUSIP No. 722304102	SCHEDULE 13G	Page 16 of 27 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND, L.P. (“SC GGPF II”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 120,782,040 shares, of which 120,782,040 shares are directly owned by SC GGFII HOLD. SC GGFII HOLD is wholly owned by SC GGF II and SC GGPF II.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 120,782,040 shares, of which 120,782,040 shares are directly owned by SC GGFII HOLD. SC GGFII HOLD is wholly owned by SC GGF II and SC GGPF II.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 120,782,040
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.1%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 2,356,697,680 Class A ordinary shares outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on July 26, 2018.

CUSIP No. 722304102	SCHEDULE 13G	Page 17 of 27 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GLOBAL GROWTH FUND III - ENDURANCE PARTNERS MANAGEMENT, L.P. (“SC GGF III MGMT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

21,052,628 shares, of which 20,616,840 shares are directly owned by SC GGF III and 435,788 shares are directly owned by SC GGPF III. The General Partner of each of SC GGF III and SC GGPF III is SC GGF III MGMT.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

21,052,628 shares, of which 20,616,840 shares are directly owned by SC GGF III and 435,788 shares are directly owned by SC GGPF III. The General Partner of each of SC GGF III and SC GGPF III is SC GGF III MGMT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 21,052,628
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.9%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 2,356,697,680 Class A ordinary shares outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on July 26, 2018.

CUSIP No. 722304102	SCHEDULE 13G	Page 18 of 27 Pages

1	NAME OF REPORTING PERSON SC GLOBAL GROWTH II MANAGEMENT, L.P. (“SC GG II MGMT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

120,782,040 shares, of which 120,782,040 shares are directly owned by SC GGFII HOLD. SC GGFII HOLD is wholly owned by SC GGF II and SC GGPF II. The General Partner of each of SC GGF II and SC GGPF II is SC GG II MGMT.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

120,782,040 shares, of which 120,782,040 shares are directly owned by SC GGFII HOLD. SC GGFII HOLD is wholly owned by SC GGF II and SC GGPF II. The General Partner of each of SC GGF II and SC GGPF II is SC GG II MGMT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 120,782,040
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.1%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 2,356,697,680 Class A ordinary shares outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on July 26, 2018.

CUSIP No. 722304102	SCHEDULE 13G	Page 19 of 27 Pages

1	NAME OF REPORTING PERSON SC US (TTGP), LTD. (“SC US TTGP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

141,834,668 shares, of which 120,782,040 shares are directly owned by SC GGFII HOLD, 20,616,840 shares are directly owned by SC GGF III and 435,788 shares are directly owned by SC GGPF III. SC GGFII HOLD is wholly owned by SC GGF II and SC GGPF II. The General Partner of each of SC GGF II and SC GGPF II is SC GG II MGMT. The General Partner of each of SC GGF III and SC GGPF III is SC GGF III MGMT. SC US TTGP is the General Partner of each of SC GG II MGMT and SC GGF III MGMT.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

141,834,668 shares, of which 120,782,040 shares are directly owned by SC GGFII HOLD, 20,616,840 shares are directly owned by SC GGF III and 435,788 shares are directly owned by SC GGPF III. SC GGFII HOLD is wholly owned by SC GGF II and SC GGPF II. The General Partner of each of SC GGF II and SC GGPF II is SC GG II MGMT. The General Partner of each of SC GGF III and SC GGPF III is SC GGF III MGMT. SC US TTGP is the General Partner of each of SC GG II MGMT and SC GGF III MGMT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 141,834,668
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.0%[1]
12	TYPE OF REPORTING PERSON OO

[1]

Based on a total of 2,356,697,680 Class A ordinary shares outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on July 26, 2018.

CUSIP No. 722304102	SCHEDULE 13G	Page 20 of 27 Pages

1	NAME OF REPORTING PERSON MICHAEL ABRAMSON (“MA”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

141,834,668 shares, of which 120,782,040 shares are directly owned by SC GGFII HOLD, 20,616,840 shares are directly owned by SC GGF III and 435,788 shares are directly owned by SC GGPF III. SC GGFII HOLD is wholly owned by SC GGF II and SC GGPF II. The General Partner of each of SC GGF II and SC GGPF II is SC GG II MGMT. The General Partner of each of SC GGF III and SC GGPF III is SC GGF III MGMT. SC US TTGP is the General Partner of each of SC GG II MGMT and SC GGF III MGMT. The directors and stockholders of SC US TTGP who exercise voting and investment discretion with respect to the shares held by SC GGFII HOLD, SC GGF III and SC GGPF III are Messrs. MA and DL.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

141,834,668 shares, of which 120,782,040 shares are directly owned by SC GGFII HOLD, 20,616,840 shares are directly owned by SC GGF III and 435,788 shares are directly owned by SC GGPF III. SC GGFII HOLD is wholly owned by SC GGF II and SC GGPF II. The General Partner of each of SC GGF II and SC GGPF II is SC GG II MGMT. The General Partner of each of SC GGF III and SC GGPF III is SC GGF III MGMT. SC US TTGP is the General Partner of each of SC GG II MGMT and SC GGF III MGMT. The directors and stockholders of SC US TTGP who exercise voting and investment discretion with respect to the shares held by SC GGFII HOLD, SC GGF III and SC GGPF III are Messrs. MA and DL.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 141,834,668
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.0%[1]
12	TYPE OF REPORTING PERSON IN

[1]

Based on a total of 2,356,697,680 Class A ordinary shares outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on July 26, 2018.

CUSIP No. 722304102	SCHEDULE 13G	Page 21 of 27 Pages

1	NAME OF REPORTING PERSON DOUGLAS LEONE (“DL”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

141,834,668 shares, of which 120,782,040 shares are directly owned by SC GGFII HOLD, 20,616,840 shares are directly owned by SC GGF III and 435,788 shares are directly owned by SC GGPF III. SC GGFII HOLD is wholly owned by SC GGF II and SC GGPF II. The General Partner of each of SC GGF II and SC GGPF II is SC GG II MGMT. The General Partner of each of SC GGF III and SC GGPF III is SC GGF III MGMT. SC US TTGP is the General Partner of each of SC GG II MGMT and SC GGF III MGMT. The directors and stockholders of SC US TTGP who exercise voting and investment discretion with respect to the shares held by SC GGFII HOLD, SC GGF III and SC GGPF III are Messrs. MA and DL.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

141,834,668 shares, of which 120,782,040 shares are directly owned by SC GGFII HOLD, 20,616,840 shares are directly owned by SC GGF III and 435,788 shares are directly owned by SC GGPF III. SC GGFII HOLD is wholly owned by SC GGF II and SC GGPF II. The General Partner of each of SC GGF II and SC GGPF II is SC GG II MGMT. The General Partner of each of SC GGF III and SC GGPF III is SC GGF III MGMT. SC US TTGP is the General Partner of each of SC GG II MGMT and SC GGF III MGMT. The directors and stockholders of SC US TTGP who exercise voting and investment discretion with respect to the shares held by SC GGFII HOLD, SC GGF III and SC GGPF III are Messrs. MA and DL.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 141,834,668
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.0%[1]
12	TYPE OF REPORTING PERSON IN

[1]

Based on a total of 2,356,697,680 Class A ordinary shares outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on July 26, 2018.

CUSIP No. 722304102	SCHEDULE 13G	Page 22 of 27 Pages

ITEM 1.

(a)	Name of Issuer:

Pinduoduo Inc.

(b)	Address of Issuer’s Principal Executive Offices:

28/F, No. 533 Loushanguan Road

Changning District, Shanghai 200051

People’s Republic of China

ITEM 2.

(a)	Name of Persons Filing:

SCC Growth IV Holdco A, Ltd.

Sequoia Capital China Growth Fund V, L.P.

Sequoia Capital China Growth Partners Fund V, L.P.

Sequoia Capital China Growth V Principals Fund, L.P.

Sequoia Capital China Growth Fund IV, L.P.

SC China Growth V Management, L.P.

SC China Growth IV Management, L.P.

SC China Holding Limited

SNP China Enterprises Limited

Neil Nanpeng Shen

SC GGFII Holdco, Ltd.

Sequoia Capital Global Growth Fund III - Endurance Partners, L.P.

Sequoia Capital Global Growth Fund III - Endurance Partners Principals Fund, L.P.

Sequoia Capital Global Growth Fund II, L.P.

Sequoia Capital Global Growth II Principals Fund, L.P.

Sequoia Capital Global Growth Fund III - Endurance Partners Management, L.P.

SC Global Growth II Management, L.P.

SC US (TTGP), Ltd.

Michael Abramson

Douglas Leone

SCCG HOLDCO IV-A is wholly owned by SCCGF IV. The General Partner of each of SCCGF V, SCCGGPF V and SCCGG V PF is SCCG V MGMT. The General Partner of SCCGF IV is SCCG IV MGMT. SCC HOLD is the General Partner of each of SCCG V MGMT and SCCG IV MGMT. SNP wholly owns SCC HOLD. NS wholly owns SNP.

SC GGFII HOLD is wholly owned by SC GGF II and SC GGPF II. The General Partner of each of SC GGF II and SC GGPF II is SC GG II MGMT. The General Partner of each of SC GGF III and SC GGPF III is SC GGF III MGMT. SC US TTGP is the General Partner of each of SC GG II MGMT and SC GGF III MGMT. The directors and stockholders of SC US TTGP who exercise voting and investment discretion with respect to the shares held by SC GGFII HOLD, SC GGF III and SC GGPF III are Messrs. MA and DL.

(b)	Address of Principal Business Office or, if none, Residence:

2800 Sand Hill Road, Suite 101

Menlo Park, CA 94025

(c)	Citizenship:

SCCG HOLDCO IV-A, SCCGF V, SCCGGPF V, SCCGG V PF, SCCGF IV, SCCG V MGMT, SCCG IV MGMT, SCC HOLD, SC GGFII HOLD, SC GGF III, SC GGPF III, SC GGF II, SC GGPF II, SC GGF III MGMT, SC GG II MGMT and SC US TTGP: Cayman Islands

SNP: British Virgin Islands

NS: Hong Kong SAR

MA, DL: USA

CUSIP No. 722304102	SCHEDULE 13G	Page 23 of 27 Pages

(d)	CUSIP Number:

722304102

ITEM 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.	OWNERSHIP

SEE ROWS 5 THROUGH 11 OF COVER PAGES

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☐.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

NOT APPLICABLE

ITEM 10.	CERTIFICATION

NOT APPLICABLE

CUSIP No. 722304102	SCHEDULE 13G	Page 24 of 27 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2019

SCC Growth IV Holdco A, Ltd.

By:	Sequoia Capital China Growth Fund IV, L.P.
its Member

By:	SC China Growth IV Management, L.P.
its General Partner

By:	SC China Holding Limited
its General Partner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

Sequoia Capital China Growth Fund V, L.P.
Sequoia Capital China Growth Partners Fund V, L.P.
Sequoia Capital China Growth V Principals Fund, L.P.

By:	SC China Growth V Management, L.P.
General Partner of each

By:	SC China Holding Limited
its General Partner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized
Signatory

Sequoia Capital China Growth Fund IV, L.P.

By:	SC China Growth IV Management, L.P.
its General Partner

By:	SC China Holding Limited
its General Partner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

CUSIP No. 722304102	SCHEDULE 13G	Page 25 of 27 Pages

SC China Growth V Management, L.P.

By:	SC China Holding Limited
its General Partner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized
Signatory

SC China Growth IV Management, L.P.

By:	SC China Holding Limited
its General Partner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized
Signatory

SC China Holding Limited

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized
Signatory

SNP China Enterprises Limited

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized
Signatory

Neil Nanpeng Shen

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

SC GGFII Holdco, Ltd.

By:	Sequoia Capital Growth Fund II, L.P.
Sequoia Capital Global Growth II
Principals Fund, L.P.
its Members

By:	Sequoia Capital Global Growth II
Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

CUSIP No. 722304102	SCHEDULE 13G	Page 26 of 27 Pages

Sequoia Capital Global Growth Fund III - Endurance Partners, L.P.

By:	Sequoia Capital Global Growth Fund III - Endurance Partners Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

Sequoia Capital Global Growth Fund III - Endurance Partners Principals Fund, L.P.

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

Sequoia Capital Growth Fund II, L.P.
Sequoia Capital Global Growth II Principals Fund, L.P.

By:	Sequoia Capital Global Growth II Management, L.P.
Its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

Sequoia Capital Global Growth Fund III - Endurance Partners Management, L.P.

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

Sequoia Capital Global Growth II Management, L.P.

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

CUSIP No. 722304102	SCHEDULE 13G	Page 27 of 27 Pages

SC US (TTGP), Ltd.

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

Douglas Leone

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

Michael Abramson

By:	/s/ Michael Abramson
Michael Abramson, Managing Director